UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

Dear Destination Maternity Team,

I wanted to provide you with an update on our upcoming Annual Meeting of Stockholders.

This morning the Company issued a press release outlining what the Board views as the clear and compelling reasons for stockholders to vote FOR Destination’s slate of incumbent Director candidates – Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre – on the WHITE proxy card.

At this point in the Company’s evolution – with an experienced and refreshed Board overseeing the execution of a detailed go-forward strategy that is showing results – your Board is excited about the visible path to profitable, long-term growth.

Unfortunately, the Miller Group is resorting to spreading misinformation and innuendo. We know that this can be frustrating and potentially disconcerting.

Please note the following:

•	The Miller Group has levied unwarranted personal attacks against our two long-tenured and highly experienced Board members, myself (Melissa) and Barry Erdos, in an effort to distract from the inexperience of its own nominees.

•	The Miller Group has attacked the candidacy of Pierre-André Mestre, Chairman of Orchestra-Prémaman, as a Board nominee even after stating publicly less than 2 months ago that the Miller Group and its Nominees “...would support expanding the Board and adding representatives of Orchestra-Prémaman S.A. (“Orchestra”) to the Board....”

•	The Miller Group touts its “comprehensive strategic business plan”. The “plan” lacks specificity and was strongly criticized as such by both leading proxy advisory firms, ISS and Glass Lewis.

•	The Miller Group attacks our pay practices. However, in fact, our stockholders have voted in favor of our vote on executive compensation or ‘say-on-pay’ vote each year since we first began asking the question in 2011. The Company’s director and executive compensation structure is heavily weighted toward equity that vests over time, including options and performance-based restricted stock units. This is consistent with public company practices to link pay to performance. While the Miller Group knows this fact, they present the compensation figures in a manner that suggests an actual cash payment when the truth is much different.

We urge you to not to let this information and innuendo distract from the fact that your Board and management team are on the right path.

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

The Board of Directors strongly urges you to vote FOR Destination’s slate of incumbent Director candidates – Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre – on the WHITE proxy card, and disregard any Gold proxy card provided by the Miller Group.

Best,

/s/ Melissa Payner Gregor

Melissa Payner-Gregor

Interim Chief Executive Officer & Director

Important Additional Information

If you have any questions (e.g. not sure if you have already voted, not sure you’ve voted all of your shares) or require assistance in voting your WHITE proxy card please contact Okapi Partners, the Company’s proxy solicitor, at the phone numbers or email listed below.

•	+ 1 (212) 297-0720 (Main)

•	+ 1 (855) 208-8903 (Toll-Free)

•	Email: info@okapipartners.com

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2018 Annual Meeting to be held on May 23, 2018. On April 23, 2018, Destination Maternity filed a definitive proxy statement (the “Proxy Statement”) and form of White proxy card with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2018 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2018 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://investor.destinationmaternity.com.